Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Katharine W. Kenny

Vice President, Investor Relations

(804) 788-1824

MASSEY ENERGY DECLARES QUARTERLY DIVIDEND

AND APPOINTS NEW DIRECTOR

Richmond, Virginia, February 21, 2006 – Massey Energy Company (NYSE:MEE) today reported that its Board of Directors, at a regularly scheduled meeting, declared a quarterly dividend in the amount of $0.04 per share to be paid on April 11, 2006 to shareholders of record on March 28, 2006.

In addition, the Board announced the appointment of General Robert H. “Doc” Foglesong (ret.), to serve as a Class III director until the Annual Meeting of the Company’s shareholders in 2008. General Foglesong will serve as a member of the Governance and Nominating Committee and the newly renamed Safety, Environmental and Public Policy Committee.

General Foglesong, 60, retired from the U.S. Air Force on February 1, 2006. From August 2003 until his recent departure from the military, General Foglesong served as Commander, U.S. Air Forces in Europe; Commander, Allied Air Component Command Ramstein; and Air Component Commander, U.S. European Command, Ramstein AB, Germany. Beginning in January 2005, General Foglesong was additionally appointed Director, Multinational Joint Air Power Competence Center, Kalkar, Germany. Between November 2001 and August 2003, he served as Vice Chief of Staff, Headquarters U.S. Air Force, Washington, D.C. Prior to this assignment and beginning in August 2000, he served as Deputy Chief of Staff for Air and Space Operations, Headquarters, U.S. Air Force, Washington, D.C. General Foglesong has been widely published and highly decorated over an illustrious career of over 30 years in the Air Forces. Currently, General Foglesong is the President and Executive Director of the Appalachian Leadership and Education Foundation, a non-profit organization focused on identifying and supporting the next generation of leaders in Appalachia.

“We are pleased that a man of General Foglesong’s stature and experience, with strong ties to West Virginia, has agreed to join Massey’s Board of Directors,” said Don L. Blankenship, Massey Chairman and CEO. Blankenship also noted that under General Foglesong’s leadership, the Air Forces in Europe achieved the highest recognition for their safety record, attained through the development of innovative safety initiatives. “His knowledge and expertise in the application of advanced safety technologies and enhancements will prove a valuable asset to Massey as we perform a comprehensive review of our industry-leading safety program,” said Blankenship. “This comprehensive internal safety program already specifies additional roof support beyond that legally required, equipment built exclusively for Massey with unique safety features, better miner training and safety enhanced miner apparel,” said Blankenship.

General Foglesong attended West Virginia University where he received his Bachelor of Science degree in chemical engineering in 1968, his Master of Science degree in chemical engineering in 1969 and his Doctor of Philosophy degree in chemical in 1971. He graduated from the National War College at Fort Lesley J. McNair in Washington, D.C. in 1989. A West Virginia native, General Foglesong resides in Charleston, West Virginia.

Massey Energy Company, headquartered in Richmond, Virginia, with operations in West Virginia, Kentucky and Virginia, is the fourth largest coal company in the United States based on produced coal revenue.

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